Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference of our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Peabody Energy Corporation for the registration of its common stock, preferred stock, debt securities, preferred stock purchase rights, warrants, and units, and to the incorporation by reference therein of our report dated February 26, 2009, except for the retrospective adjustments described in Notes 1, 3, 7, 11, 12 and 23 as to which the date is August 6, 2009, with respect to the consolidated financial statements of Peabody Energy Corporation included in its Current Report (Form 8-K) dated August 6, 2009, of our reports dated February 26, 2009, with respect to the financial statement schedule listed in Item 15(a), and with respect to the effectiveness of internal control over financial reporting of Peabody Energy Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
St. Louis, Missouri
August 7, 2009